THIRD AMENDMENT TO
CONVERTIBLE SECURED PROMISSORY NOTE

THIS THIRD AMENDMENT TO CONVERTIBLE SECURED PROMISSORY NOTE (this “Amendment”), dated as of October 22, 2009, is entered into between C. Alan Williams and Joan P. Williams (the “Lender”), and VillageEDOCS, a Delaware corporation (the “Maker”).

RECITALS

A. The Maker and the Lender have entered into a CONVERTIBLE SECURED PROMISSORY NOTE dated as of February 16, 2004 (the “Note”).

B. The Borrower has requested that the Lender amend the provisions of the Note to extend the due date.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Amendment to Note.

Effective October 22, 2009 the due date of the Note shall be October 31, 2011.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

VILLAGEEDOCS	LENDER

/s/ K. Mason Conner	/s/ C. Alan Williams
K. Mason Conner	C. Alan Williams
Chief Executive Officer

/s/ Joan P. Williams
Joan P. Williams